Exhibit 99.2

NTR ACQUISITION CO.

[FORM OF CHARTER OF THE GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS]

I.	Statement of Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of NTR Acquisition Co. (the “Company”). The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend Director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board of Directors, to evaluate and review the performance of existing Directors and to address related matters. The Committee shall also develop and recommend to the Board of Directors corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance.

II.	Organization

A.    Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B.    Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence requirements of applicable law and the rules of the American Stock Exchange, as determined by the Board of Directors. The Committee shall be composed of three members. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.

C.    Meetings. The Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the Chairperson of the Committee, but at least once each year for all or a portion of a meeting, the members of the Committee shall meet in executive session, without any members of management present.

D.    Quorum; Action by Committee. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E.    Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The Committee shall make regular reports to the Board of Directors.

F.     Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation, and report to the Board of Directors.

III.	Responsibilities

The following shall be the principal responsibilities of the Committee:

A.    Director Selection Criteria. The Committee shall establish criteria for selecting nominees to stand for election as Directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. The director selection criteria shall be submitted to the Board of Directors for approval.

B.    Director Recruitment. The Committee shall consider (in consultation with the Chairman of the Board and the Chief Executive Officer) and recruit candidates to fill positions on the Board of Directors, including vacancies resulting from of the removal, resignation or retirement of any Director, an increase in the size of the Board of Directors or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of nominees to stand for election as Directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board of Directors and such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C.    Reconsideration of Directors for Re-Election. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee shall assess the contributions of those Directors selected for re-election, and shall at that time review its criteria for Board of Directors candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board of Directors.

D.    Recommendation to Board. The Committee shall recommend the Director nominees for approval by the Board of Directors and the shareholders.

E.    Director Removal Guidelines. The Committee shall establish and recommend to the Board of Directors guidelines for the removal of members of the Board of Directors.

F.     Evaluation of Current Directors. In a meeting separate from any meeting of the full Board of Directors, the Committee shall review and evaluate the performance of current directors. Review and evaluation of any member of the Committee will be conducted by the other two members of the Committee.

G.    Consideration of Term Limits. The Committee shall review the desirability of term limits for Directors and recommend to the Board of Directors policies in this regard from time to time.

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H.    Governance Guidelines. The Committee shall recommend to the Board of Directors corporate governance guidelines addressing, among other matters, the Company’s certificate of incorporation and bylaws, the size, composition and responsibilities of the Board of Directors and its Committees as well as the Charters of such Committees. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board of Directors with respect to changes to the guidelines.

I.      Advice as to Committee Membership and Operations. The Committee shall advise the Board of Directors with respect to the charters, structure and operations of the various Committees of the Board of Directors and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board of Directors. The Committee shall also make recommendations to the Board of Directors regarding which Directors should serve on the various Committees of the Board of Directors.

J.     Evaluation of Board and Senior Management. The Committee shall oversee the evaluation of the Board of Directors and executive officers of the Company. In discharging this responsibility, the Committee shall solicit comments from all Directors and report annually to the Board of Directors on the results of the evaluation.

K.    Succession Planning. The Committee shall review periodically with the Chairman of the Board of Directors and the Chief Executive Officer the succession plans relating to positions held by executive officers of the Company. The Committee shall also make recommendations to the Board of Directors with respect to the process for selection, and the selection, of individuals to occupy these positions.

L.    Access to Records, Consultants and Others. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants to advise the Committee. The Committee shall have the sole authority and responsibility to engage or terminate any outside consultant with respect to the identification of Director candidates and the nomination of members to the Board of Directors and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants to, the Committee.

M.   Delegation. The Committee may delegate any of its responsibilities to a subcommittee composed of one or more members of the Committee.

N.    Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

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